Execution Copy

SECURITIES ESCROW AGREEMENT

This Securities Escrow Agreement (the “Agreement”), dated as of February 9, 2011, is entered into by and among Greyhound Commissary, Inc. (the “Company”), a Nevada corporation, Euro Pacific Capital Inc., as representative of the Investors (the “Investor Representative”), Golden Genesis Limited (the “Pledgor”), a British Virgin Islands company, and Escrow, LLC (the “Escrow Agent”), as escrow agent.

WHEREAS, each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement (the “Purchase Agreement”),  dated as of even date herewith, with the Company evidencing their participation in the Company’s private offering (the “Offering”) of securities. As an inducement to the Investors to participate in the Offering, the Pledgor agreed to place the Escrow Shares (as defined in Section 2 hereto) into escrow for the benefit of the Investors in the event that the Company failed to satisfy certain financial thresholds described below;

WHEREAS, pursuant to the requirements of the Purchase Agreement, the Company and Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Agreement;

WHEREAS, the Investor Representative has agreed to act as representative for the Investors in connection with this Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement; and

WHEREAS, all capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.           Appointment of Escrow Agent. The Pledgor and the Company hereby appoint the Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2.           Establishment of Escrow. Within five Business Days following the closing of the Offering, the Pledgor shall deliver, or cause to be delivered, to the Escrow Agent its certificate evidencing two million (2,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Escrow Shares”). The Escrow Shares shall be pledged to secure the Company’s commitment to achieve certain Adjusted Income (as such term is defined below) goals.

3.           Representations of Pledgor. The Pledgor hereby represents and warrants to the Agent as follows:

(a)           The Pledgor is the record and beneficial owner of the Escrow Shares and owns the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement.  There are no restrictions on the ability of the Pledgor to transfer the Escrow Shares, other than transfer restrictions under the applicable federal and state securities laws.

(b)           Upon any transfer of any Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of the Common Stock of the Company, free and clear of all encumbrances.

(c)           Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect when taken as a whole.

4.           Disbursement of Escrow Shares.

(a)             For purposes hereof, “Adjusted Income” shall mean the sum of: (i) the Company’s net income; plus (ii) any expenses incurred in connection with the transactions contemplated by the Purchase Agreement, including, without limitation, expenses related to the filing of the Registration Statement; plus (iii) any depreciation and amortization expenses related to the expenses described in clause (a)(ii) above for the fiscal year ending December 31, 2011 or December 31, 2012 (as applicable), in each case determined in accordance with GAAP, as reported in the Company’s Annual Report on Form 10-K, as filed with the SEC for the fiscal year ending December 31, 2011 (the “2011 Annual Report”), or as reported in the Company’s Annual Report on Form 10-K, as filed with the SEC for the fiscal year ending December 31, 2012 (the “2012 Annual Report”).  A worksheet setting forth the calculation of Adjusted Income is attached hereto as Exhibit A.

(b)             The Pledgor and the Company agree that if the Adjusted Income (as defined below) for the fiscal year ended December 31, 2011 is less than $4,652,410 (the “2011 Adjusted Income Target”), the Company shall provide written instruction (with a copy to the Agent) and direct the Escrow Agent to instruct the transfer agent of the Company to transfer to each Investor (in such Investor’s name), for no additional consideration, one million (1,000,000) Escrow Shares, on a pro rata basis with reference to their participation in the Offering.  If Adjusted Income for the fiscal year ended December 31, 2011 greater than or equal to the 2011 Adjusted Income Target, no Escrow Shares shall be transferred to the Investors.

(c)             The Pledgor and the Company agree that if the Adjusted Income for the fiscal year ended December 31, 2012 is less than $7,571,111 (the “2012 Adjusted Income Target”), the Company shall provide written instruction (with a copy to the Agent) and direct the Escrow Agent to instruct the transfer agent of the Company to transfer to each Investor (in such Investor’s name), for no additional consideration, one million (1,000,000) Escrow Shares, on a pro rata basis with reference to their participation in the Offering.  If Adjusted Income for the fiscal year ended December 31, 2012 greater than or equal to the 2012 Adjusted Income Target, no Escrow Shares shall be transferred to the Investors.

(d)           (i)           The Escrow Agent shall be entitled to rely on the calculations provided by the Company in releasing any Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts. If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 specify that the 2011 Adjusted Income Target has not been achieved, the Company shall, within three (3) Business Days after the date on which the 2011 Annual Report is filed with the SEC, instruct its transfer agent to transfer one million (1,000,000) Escrow Shares, as required under Section 4(b) of this Agreement to Investors; provided that the Escrow Agent is given notice of the 2011 Annual Report’s filing and results.  If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 specify that Adjusted Income for such year is greater than or equal to the 2011 Adjusted Income Target, no transfer of the Escrow Shares shall be required by Section 4(b) of this Agreement and the Escrow Agent shall return one million (1,000,000) Escrow Shares deposited with the Escrow Agent to the Pledgor within three (3) Business Days after the date on which the 2011 Annual Report is filed with the SEC

(ii)           If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 specify that the 2012 Adjusted Income Target has not been achieved, the Company shall, within three (3) Business Days after the date on which the 2012 Annual Report is filed with the SEC, instruct its transfer agent to transfer one million (1,000,000) Escrow Shares, as required under Section 4(c) of this Agreement, to Investors; provided that the Escrow Agent is given notice of the 2012 Annual Report’s filing and results.  If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 specify that Adjusted Income for such year is greater than or equal to the 2012 Adjusted Income Target, no transfer of the Escrow Shares shall be required by Section 4(c) of this Agreement and the Escrow Agent shall return one million (1,000,000) Escrow Shares deposited with the Escrow Agent to the Pledgor within three (3) Business Days after the date on which the 2012 Annual Report is filed with the SEC.

(e)           Notwithstanding anything to the contrary contained herein, in the event that the release of any of the Escrow Shares to the Investors or the Pledgor or any other party is deemed to be an expense or deduction from revenues/income of the Company for the applicable year, as required under GAAP, then such expense or deduction and any expense, charge or deduction relating thereto, shall be excluded for purposes of determining whether the company has achieved the 2011 Adjusted Income Target and 2012 Adjusted Income Target.

(f)           Pledgor’s obligation to transfer shares of Common Stock to Investors shall run only to the benefit of the Investors who hold Shares when 2011 Adjusted Income or 2012 Adjusted Income are calculated, and any release of Escrow Shares to the Investors shall be distributed on a pro rata basis, based on the number of Shares then held by each such Investor, for no additional consideration.

(g)           The Company and Pledgor covenant and agree, at their own costs, to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor. The Company and Pledgor understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any interest or other income earned on the investment of the Escrow Shares.

5.           Duration. This Agreement shall terminate upon the distribution of all the Escrow Shares. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the SEC of any financial statements or reports referenced herein.

6.           Escrow Shares. If any Escrow Shares are deliverable to the Investors pursuant to the Stock Purchase Agreement and in accordance with this Agreement, (i) the Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from the Pledgor to the Investors, to the extent not done so in accordance with Section 2 of this Agreement, and (ii) following its receipt of the documents referenced in clause (i) above, the Company and the Escrow Agent covenant and agree to cooperate with the Company’s transfer agent so that the Company transfer agent promptly reissues such Escrow Shares in the applicable Investors’ names and delivers the same as directed by such Investors. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the Purchase Agreement and in accordance with this Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Pledgor; provided that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. The Pledgor shall be responsible for all taxes resulting from any such conversion or share exchange.

7.           Exculpation and Indemnification of the Escrow Agent.

(a)           The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the Persons referred to herein, notwithstanding its knowledge thereof.

(b)           The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. The Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(c)           It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the Escrow Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (i) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (ii) to deliver the Escrow Shares and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, Borough of Manhattan, in accordance with the applicable procedure therefor.

8.           Compensation of Escrow Agent. The Company will pay the Escrow Agent $1,500 for all services rendered by the Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, the Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and the Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

9.           Resignation of Escrow Agent. At any time, upon twenty (20) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as the Escrow Agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of such twenty (20) day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

10.           Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent and at the requesting party’s expense.

11.           Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

12.           Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision into this Agreement.

14.           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

15.           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Other than as set forth in Section 21 of this Agreement, no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto.

17.           Governing Law, Consent to Jurisdiction, etc.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.           Survival.  The representations, warranties, agreements and covenants contained herein shall survive for two (2) years after the release of the remaining Escrow Shares in accordance with Section 4 of this Agreement.

19.           Headings. The headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of this Agreement.

20.           Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

21.           Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

COMPANY:

Greyhound Commissary, Inc.

By:	/s/ Guixiong Qui
Name:	Guixiong Qui
Title:	President, CEO and Chairman

Address: East Tower of Hus Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, China

PLEDGOR:

Golden Genesis Limited.

By:	/s/ Guixiong Qui
Name:	Guixiong Qui
Title:	CEO, Secretary and Chairman

Address: c/o CCS Trustees Limited 263 Main Street, Road Town, Tortola, British Virgin Island

ESCROW AGENT

Escrow, LLC

By:	/s/ Johnnie L. Zarecor
Name:	Johnnie L. Zarecor
Title:	Vice President

Address: 173 Keith St., Unit 3 Warrenton, VA 20186 Attention: Johnnie L. Zarecor Tel: (540) 347-2212 Fax: (540) 347-2291

Signature page to Securities Escrow Agreement

INVESTOR REPRESENTATIVE:

Euro Pacific Capital Inc.

By:	/s/ Thomas Tan
Name:	Thomas Tan
Title:	Managing Director

Address: 88 Post Road West, 3rd Floor Westport, CT 06880 Tel: (203) 662-9700 Extension 122 Fax Number: 203-662-9771 Attention: Mr. Thomas Tan

Signature page to Securities Escrow Agreement